EXHIBIT  3.2




                               STATE  OF  DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                WORLDWATER CORP.
  _____________________________________________________________________________


FIRST:          That at a meeting of the Board of Directors of WorldWater Corp., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof.

The  resolution  setting  forth  the  proposed  amendment  is  as  follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Four" so that, as amended, said Article shall be and read as follows:

     "Authorized  Capital.  The total number of shares that may be issued by the
      -------------------
Corporation  is  one  hundred  ten  million  (110,000,000),  of  which:

a) one hundred million (100,000,000) shares with a par value of one-tenth of one cent ($.001) per share shall be designated as Common Stock; AND
b) ten million (10,000,000) shares with a par value of one cent ($.01) per share shall be designated as Preferred Stock.

The designations, preferences and relative participations, options or other rights or qualifications, limitations or restrictions thereof shall be fixed by resolution of the Board of Directors."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:      That  said  amendment  was  duly  adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:     That  the  capital of said corporation shall not be reduced under or by  reason  of  said  amendment.

                              WORLDWATER  CORP.


  Dated: May 16, 2002         By:     /s/ Quentin T. Kelly
                              Name:   Quentin T. Kelly
                              Title:  Chairman and CEO


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